Exhibit 10.3

Aspenwood Capital Investment Banking Division

Green Drake Capital Corp.

17 Battery Place, 11th Floor

New York, NY 10004

(212) 473-2409

(212) 473-2401 telecopy

February 7, 2007

Mr. Daryl Yurek

Identity Rehab Corporation

535 16th Street, Suite 820

Denver, CO  80202

Dear Daryl:

It is Aspenwood Capital’s (the “Placement Agent”) understanding that Identity Rehab Corporation (“IRC”, “you,” or the “Company”) will merge with a public company and form a single entity to be named Identity Rehab Corporation.  Further, that it is our understanding that immediately prior to, contemporaneously with or immediately after the merger, the Company wishes to undertake a private offering of convertible debentures and warrants in an effort to raise a maximum of $3,500,000 for the Company. The Company  hereby represents that (i) it has the authority to enter into this agreement (the “Agreement”)  and (ii) this Agreement is enforceable against it.

Aspenwood Capital, the investment banking division of Green Drake Capital Corp. (Member  NASD/SIPC) (“we” or “Aspenwood”), is pleased to represent IRC as its exclusive financial advisor and placement agent in connection with the Company’s proposed private placement.  The terms of the engagement are set forth below.  We look forward to working with you.

1.             Offering.  The Company hereby engages Aspenwood to act as its exclusive financial advisor and placement agent during the Term (as defined below) in connection with the sale of the Company’s Convertible Secured Debentures (the “Convertible Debentures”) in aggregate gross proceeds of $2,000,000 (“Minimum Amount”) and up to $3,000,000 (“Maximum Amount”) with attached warrants (“Warrants”) (the “Offering”) and an over-allotment allowance of $500,000.   The terms and conditions of the Offering are set forth in the Summary of Financing Terms attached hereto as Exhibit A and incorporated herein by reference.  The actual terms of the Offering will depend on market conditions, and will be subject to negotiation between the Company, Aspenwood and prospective investors.  Aspenwood will conduct the Offering on a “best efforts” basis.  In turn, during the Term hereof, the Company agrees not to discuss, solicit, entertain, agree or negotiate with any other third party, placement agent, financial advisor or underwriter with respect to a private or public offering of the Company’s debt or equity securities.   Aspenwood shall be authorized to arrange for other broker-dealers to participate in the Offering (“Participating Dealers”) with Aspenwood being responsible for the payment of any agreed upon re-allowance to Participating Dealers out of the Commissions (as defined below) paid to Aspenwood hereunder.  Blackmont Capital Inc. shall have first right to act as Aspenwood’s Canadian agent in connection with this Offering and/or subsequent offerings under this agreement.  Blackmont shall assist the Company in obtaining a listing on the TSX Venture exchange.

The Company hereby warrants and represents to, and covenants with, Aspenwood that there are no existing agreements between the Company or any of its affiliates or subsidiaries and any other investment banking firm, placement agent, financial advisor or other party to raise capital (including additional debt) for the Company, and no other person or entity is entitled to a finder’s fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company or any of its affiliates or subsidiaries.

2.             Compensation.  Concurrently with the closing of the Offering (“Closing”), the Company shall pay Aspenwood a cash fee (“Commission”) equal to 10% of the gross proceeds received from the sale of securities in the Offering.  It is anticipated that Officers, Directors and acquaintances of the Company will participate in the Offering.  The Company shall pay Aspenwood a cash fee (“Commission”) equal to 5% of the gross proceeds received from the sale of securities in the Offering from the first $500,000 received from investors introduced to Aspenwood by the Company.    The Company also agrees to pay to Aspenwood, as warrant solicitation agent for transactions involving the exercise of any Warrants, which exercise is solicited by Aspenwood, a warrant solicitation fee of 3% of the aggregate exercise price received (“Solicitation Fees”).  The Solicitation Fees shall be payable for so long as any Warrants are outstanding and notwithstanding the termination or expiration of this Agreement.

In addition, at the Closing, the Company shall sell and issue to Aspenwood or its designees warrants to purchase shares of the Company’s common stock equal in number to 10% of the shares of the Company’s common stock underlying the Convertible Debenture and Warrants sold in the Offering (“Agent Warrants”).  Aspenwood shall pay a “warrant cost” of $0.001 (one-tenth of a cent) per share to the Company upon issuance of the Agent Warrants.  Each Agent Warrant shall entitle the holder thereof to purchase one share of the Company’s common stock.  The Agent Warrants shall not be redeemable by the Company and shall be exercisable at any time after the Closing at a price equal to the exercise price of the Warrants issued to investors, on a net-issuance or cashless basis.  The Company hereby grants the same registration rights to Aspenwood and its designees with respect to the shares of the Company’s common stock underlying the Agent Warrants as are granted to investors with respect to the shares of the Company’s common stock underlying the Convertible Debentures and Warrants issued to investors in the Offering.  Except as otherwise set forth in this paragraph, the Agent Warrants shall be in the same form and exercisable at the same prices as the Warrants and will expire five years from the date of the Closing of the Offering.  The Company agrees that Aspenwood shall be afforded the indemnification protections granted to the investors in the Offering as part of the agreement governing the registration of the securities sold to investors in the Offering, as a third party beneficiary to such provisions.

Upon the Closing, the Company shall pay Aspenwood a non-accountable expense allowance equal to 2% of the aggregate gross offering proceeds received from the sale of securities in the Offering (“Allowance”).  The Company shall pay all costs and expenses related to the Offering and/or the performance of the Company’s obligations under this Agreement, including preparation of the offering materials, any memoranda, preparation of related documentation, accounting fees, legal fees of Company counsel, experts fees, consultants’ fees, escrow fees, filing fees with the SEC and applicable states, any costs and expenses to qualify the securities for sale in any state and any and all costs and expenses for investor or road show presentations.  Aspenwood shall be reimbursed for investor road show presentation expenses and are due upon receipt.  Aspenwood’s road show expenses shall not exceed an aggregate $15,000.

Notwithstanding the foregoing, the Company shall not be responsible for any expenses of Aspenwood and Participating Dealers incurred in connection with the Offering, including,   operating expenses,  and other incidental expenses incurred by Aspenwood and Participating Dealers; provided, however, whether or not the Offering is completed, the Company shall reimburse Aspenwood upon request for its actual out-of-pocket expenses incurred in connection with this Offering, including but not limited to, its due diligence investigation, attendance at road show and investor presentations, travel costs related to the foregoing and Aspenwood’s costs for its legal counsel fees and disbursements.  Such legal fees shall be in an amount not exceeding $25,000, of which $10,000 will be paid within five days of the execution of this Agreement.

No fee payable to any other person, whether payable by the Company or any other party, in connection with the Offering shall reduce or otherwise affect any fee payable hereunder.

3.             Term.  The term of this Agreement shall be six months from the date of delivery by the Company to Aspenwood of the completed Information (as defined herein) as reviewed and approved by Aspenwood’s counsel  (“Term”); provided, however, that either Aspenwood or the Company may terminate this Agreement by providing five days prior written notice to the Company.  Upon termination, Aspenwood shall be entitled to collect all Commissions, Allowance, Solicitation Fees and Warrants earned and all out-of-pocket expenses incurred through the date of termination.  If this Offering is not consummated during the Term hereof for any reason, and during the twelve months following termination or expiration of this Agreement, the Company completes an offering of its securities, the Company shall pay Aspenwood upon such closing the Commissions, Allowance, Solicitation Fees and Warrants set forth in Section 2 above for any securities sold by Company to any person which Aspenwood introduced to the Company or whom Aspenwood contacted during the Term hereof on behalf of the Company (“Protected Investors”).  Aspenwood shall provide in writing to the Company, within five business days following termination or expiration of this Agreement, a proposed list of Protected Investors, which list shall become binding unless the Company objects to such list within five business days following its receipt of such list.  Any dispute involving the list of Protected Investors shall be resolved in accordance with Section 10K hereof.  Further, in the case of a merger, acquisition, joint venture or other strategic transaction with such person during the Term hereof or the 12 months following the termination or expiration of this Agreement, the cash fee payable to Aspenwood will be equal to 2% of the enterprise value of the Company.  Notwithstanding anything contained herein to the contrary, the provisions of Sections 2, 3, 6, 7, 8 and 9 shall survive the termination or expiration of this Agreement and the Closing of the Offering.

4.             Representations, Warranties and Covenants by Company.  The Company agrees that, in connection with the Offering, the Company shall enter into subscription, registration rights and other customary agreements, and that the Company’s counsel shall supply an opinion letter on the transaction, all of which will be in form and substance reasonably acceptable to, and addressed to, Aspenwood and the investors.  The Company further agrees that Aspenwood may rely upon, and is a third party beneficiary of, the representations and warranties, indemnities and applicable covenants, set forth in any agreements with investors in the Offering.  The Company acknowledges and agrees that any advice given by Aspenwood to the Company is solely for benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without Aspenwood’s prior written consent.  The Company represents and warrants to Aspenwood that the Company has not engaged in any public or private offering of securities or taken or failed to take any action that would cause the Offering not to qualify for an exemption from registration under the Securities Act of 1933, as amended (“Securities Act”).  Further, the Company agrees not to engage in any general solicitation or general advertising with respect to the Offering or take any action which might jeopardize the availability of any exemption under the Securities Act.

5.             Diligence; Information.  The Company shall furnish Aspenwood with all financial and other information requested or required by Aspenwood in connection with its engagement and shall prepare and be responsible for the accuracy of the offering materials, any memoranda and related documentation furnished by it and used in connection with the Offering , including but not limited to a Private Placement Memorandum (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”).  The Company also agrees to make available to Aspenwood such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Aspenwood may reasonably request.  The Company will promptly advise Aspenwood of any material changes in the Company’s business or finances.  The Company represents and warrants that the Information provided or made available to Aspenwood by the Company, at all times during the Term hereof, is and shall be complete and true in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements thereof not misleading in light of the circumstances under which such statements are made.  The Company further represents and warrants that any financial guidance provided to Aspenwood will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges and agrees that: (i) in rendering its services hereunder, Aspenwood will be using and relying on the Information and information available from generally recognized public sources, (ii) Aspenwood does not assume responsibility for the accuracy of the Information or such other information, and (iii) Aspenwood will not make any investigation, verification or appraisal of the Information or any assets or liabilities owned or controlled by the Company or its market competitors.

6.             Right of First Refusal.  The Company hereby grants Aspenwood a  right of first refusal, during the two year period following the Closing, (i) to act as the managing underwriter or exclusive placement agent for any proposed public or private sale of debt or equity securities (excluding sales to employees) of the Company, any subsidiary or successor of the Company, and (ii) to act as the Company’s exclusive financial advisor for any merger or acquisition involving the Company, any subsidiary or successor of the Company.  If Aspenwood fails to accept in writing any such proposal for such public or private sale of securities or financial advisory engagement within 10 days after receipt of a written notice from the Company containing such proposal, then Aspenwood shall have no claim or right with respect to any such public or private sale or financial advisory engagement contained in any such notice.  If, thereafter, such proposal is modified in any material respect, the Company shall adopt the same procedure as with respect to the original proposed public or private sale or financial advisory engagement. Except for Aspenwood’s right to be re-offered a proposal that changes in its material terms, once Aspenwood fails to accept a proposal and the Company engages another person on the terms of the rejected proposal, Aspenwood shall have no further rights under this Section 6.

7.             After Market Support Services.  Upon the Closing of the Offering, the Company shall engage such firm or firms to provide investor relations and after market support services to the Company for a period of one year following the Closing under such terms and conditions as mutually agreed to by the Company and such firm parties.  The Company agrees not to engage any investor relations or after market support firm without the prior written consent of Aspenwood.

8.             Indemnification; Contribution.

A.            The Company agrees to indemnify and hold harmless Aspenwood, Green Drake Capital Corp. (“Green Drake”), the Participating Dealers and their respective affiliates, and their respective officers, directors, shareholders, members, partners, employees, agents, consultants, advisors and affiliates and control persons of any of the above (each an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all actions (including, but not limited to, any legal or administrative action, suit, proceeding, investigation or inquiry, regardless of legal theory or the allegations made in connection therewith), claims, liabilities, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees, disbursements and court costs, and costs of any investigation or preparation), directly or indirectly, in connection with, arising out of, based upon, or in any way related to: (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, (ii) this Agreement, (iii) the breach of any warranty, representation or covenant by the Company under this Agreement, (iv) the services that are the subject of this Agreement, (v) any Information, whether written or verbal, referred to herein or provided by the Company to Aspenwood, investors or others, (vi) any filings made by or on behalf of any party with any government agency in connection with the Offering, or (vii)

actions taken or omitted to be taken by an Indemnified Person with the consent of or in conformity with the actions or omissions of the Company, and the Company will on demand advance or pay promptly such amounts as they are incurred by the Indemnified Person.  The obligation to advance or pay promptly on demand all amounts as they are incurred shall exist irrespective of: the capacity in which the Indemnified Person is involved (including, but not limited to, that of a witness or defendant) or the ultimate final judicial determination, and in the event of a dispute about the amounts owed, such amounts shall be advanced as they are incurred pending resolution and final judicial determination pursuant to Section 8.D.

B.            If for any reason the foregoing indemnification is determined to be unavailable to any Indemnified Person or insufficient to fully indemnify any such person, then the Company shall contribute to the amount paid or payable by such person as a result of any such loss, claim, damage, liability, cost or expense, in such proportion as is appropriate to reflect not only the relationship between Aspenwood’s fee on the one hand and the aggregate value of the Offering on the other hand, but also the relative fault of the Indemnified Person, as well as other relevant equitable considerations.

C.            The Company’s indemnification obligations hereunder shall not apply to any loss, claim, damage, liability or expense that is finally judicially determined on the merits to have been caused solely by the gross negligence or intentional misconduct of an Indemnified Person.  In the event of such final judicial determination, the Company shall be entitled to recover from such Indemnified Person costs or expenses paid on behalf of such Indemnified Person pursuant to this indemnification obligation.  No Indemnified Person shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such person arising out of or related to Aspenwood’s  engagement hereunder except for any claim, loss, damage, liability, cost or expense that is finally judicially determined on the merits to have been caused solely by the gross negligence or intentional misconduct of an Indemnified Person, other than an action or failure to act undertaken at the request or with the consent of the Company.

D.            Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, unless, and only to the extent that, such failure results in the forfeiture by it of substantial rights and defenses, and such failure to so notify the Company will not in any event relieve it from any other obligation or liability it may otherwise have to any Indemnified Person under this Agreement.  If the Company so elects or is requested by such Indemnified Person, it will assume the defense of such claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel.  In the event, however, that such Indemnified Person reasonably determines in its sole judgment that having common counsel would present such counsel with a conflict of interest or such Indemnified Person concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such claim and the Company shall pay the fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims or counterclaims, or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including, but not limited to, for the fees and expenses of its counsel and all amounts paid as a result of such claim or the compromise or settlement thereof.  In any claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such defense and to retain its own counsel therefor at its own expense.

E.             The Company agrees that it will not settle, compromise or discharge any suit, claim, litigation, threatened litigation or threatened claim arising out of, based upon, or in any way related to this Agreement or the Offering unless the Company has obtained a written agreement, approved by Aspenwood and Green Drake (which shall not be unreasonably withheld) and executed by each party to such proposed settlement, compromise or discharge, releasing Aspenwood and Green Drake from any and all liability.

F.             The Company’s indemnity, contribution and reimbursement obligations under this Section 8 shall be in addition, and shall in no way limit or otherwise adversely affect any rights that an Indemnified Person may have at law or in equity, and shall be binding upon, and inure to the benefit of and be enforceable by the heirs, personal representatives, successors and assigns of each Indemnified Person.  The provisions of this Section 8 shall continue to apply and shall remain in full force and effect regardless of any modification, termination, or expiration of this Agreement, the completion of Aspenwood’s services hereunder or the Closing of the Offering.

G.            Should any Indemnified Person be required or be requested by the Company to provide documentary evidence or testimony in connection with any proceeding arising from or relating to Aspenwood’s engagement under the Agreement, the Company agrees to pay all reasonable expenses (including, but not limited to, fees and expenses of counsel) in complying therewith and customary fees for sworn testimony or preparation thereof, payable in advance.

9.       Conditions to Closing. The closing of the Offering shall be subject to the following:

A.            Subscriptions for the minimum offering amount shall be received in an escrow account established by the Placement Agent.

B.            The Company’s Board of Directors shall provide written documentation of its approval of the Offering.

C.            A reverse merger with a public entity shall have been consummated.

D.            The Placement Agent shall complete its due diligence investigation to its satisfaction, including but not limited to a background check of the current directors and officers of Identity Rehab Corporation, the cost of which shall be the responsibility of the Company.

E.             The public entity the Company will be merging with shall be current with all of its filings under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

F.             Certain officers and directors shall deliver lock-up agreements as reasonably requested by the Placement Agent and Investors.  Lock-up agreements will be for a period of six months from the effective date of the resale registration statement of the securities underlying the Convertible Secured Debenture and the Warrants.

G.            The Company shall agree to implement an investor relations and aftermarket support program with an investor relations firm acceptable to Placement Agent and a budget of $300,000 over a twelve month period.

H.            The Company agrees to a use of the Offering proceeds, which use of proceeds shall be attached hereto as Exhibit B.

10.           Miscellaneous

A.            Before the Company releases any information referring to Aspenwood’s role as the Company’s financial advisor under this Agreement or uses Aspenwood’s name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to Aspenwood for comments, and shall not release any information relating thereto without the prior written consent of Aspenwood.  Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law.

B.            Nothing in this Agreement shall be construed to limit the ability of Aspenwood or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company.

C.            The Company agrees that, following the consummation of the Offering, Aspenwood shall have the right to place advertisements in financial and other newspapers and journals at the Company’s expense (not to exceed $10,000), describing its services to the Company hereunder, provided that Aspenwood will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

D.            The Company represents and warrants that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

E.             The terms, provision and conditions of this Agreement are solely for the benefit of the Company and Aspenwood and the other Indemnified Persons and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement.  This Agreement may not be assigned by either party without prior written consent of the other party.

F.             This Agreement contains the entire understanding and agreement between the parties hereto with respect to Aspenwood’s engagement hereunder, and all prior writings and discussions are hereby merged into this Agreement.  This Agreement supercedes and replaces any and all prior agreements to which Aspenwood and the Company are parties (“Prior Agreements”).

G.            No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

H.            Each party represents and warrants that it will comply with all applicable securities and other laws, rules and regulations relating hereto and that it shall not circumvent or frustrate the intent of this Agreement.

I.              This Agreement may be executed by facsimile or electronic signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.  In the event this Agreement is executed in more than one language, the English language version of this Agreement shall be controlling in all cases.

J.             This Agreement shall be governed by and constructed under the laws of the State of New York, U.S.A without regard to such state’s conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by parties hereto.

K.            All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within 20 business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in New York, New York, U.S.A. in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information, except to the extent public disclosure of such information is required by applicable securities laws or regulations.

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If the forgoing correctly sets forth the entire understanding and agreement between the Company and Aspenwood, please so indicate by executing this Agreement as indicated below and returning an executed copy to Aspenwood, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

Very truly yours,

Green Drake Capital Corp.
For Aspenwood Capital, its Investment Banking Division

		By:	/s/ Barry E. Silbert
Barry E. Silbert, Chief Executive Officer

ACCEPTED AND AGREED TO:

Identity Rehab Corporation

By:	/s/ Daryl Yurek
Daryl Yurek, Chief Executive Officer

Date:

EXHIBIT A

Identity Rehab Corporation

Summary of Financing Terms

Securities:	Two-Year 9% Convertible Debenture (“Convertible Debentures”) with detachable Warrants to purchase common stock of the Company (“Common Stock”).

Amount:	Gross proceeds from the sale of the Convertible Debentures in this offering (“Offering”) of $2,000,000 minimum (the “Minimum Amount”) and up to$3,500,000 maximum.

Investors:

The Convertible Debentures will only be offered and sold to accredited investors in the United States and persons who are not “U.S. persons” as defined in Regulation S under the Securities Act of 1933, as amended (“Securities Act”). The securities under this Offering will be sold pursuant to certain exemptions from registration under the Securities Act including the exemptions afforded by Regulation D and Regulation S promulgated under the Securities Act.

Closing Date:	Immediately after satisfaction of all conditions of closing including the sale of the Minimum Amount.

Interest:	Interest shall be paid on the Convertible Debentures quarterly at the rate of 9% per annum.

Voluntary Conversion:	The Investors may elect to convert the Convertible Debentures into Common Stock of the Company (the “Conversion Shares”) at the Conversion Price at any time following the Closing Date.

Mandatory Conversion:

The Convertible Debentures shall be converted into Conversion Shares automatically on the date which is (i) ninety (90) days after the effective date of a registration statement registering the Conversion Shares and (ii) the shares of Common Stock of the Company are quoted on the OTC Bulletin Board. Until conversion of the debentures, the Company shall agree not to effect any other borrowings except with the consent of holders of a majority of the outstanding debentures.

Conversion Price:

The Conversion Price shall be $.28 per share (based on a $6,000,000 fully diluted pre-money valuation and 22,150,000 shares of common stock outstanding on a fully diluted basis) and will be adjusted as provided below.

If the Company issues Common Stock or any type of securities giving rights to Common Stock at a price below the then applicable Conversion Price, the holders will be extended full ratchet anti-dilution protection on any outstanding unconverted Convertible Debenture. Anti-dilution protection will not apply to shares (or options to purchase shares) issued to employees, directors and consultants as part of a pre-existing equity incentive plan or agreement adopted by the Company’s board and approved by the stockholders (“Equity Incentive Plan”).

Mandatory Redemption:

Upon the occurrence of a Change of Control (as defined below), the Company’s failure to remain subject to the reporting requirement under the Exchange Act, the Company’s failure to comply with the reporting requirements under the Exchange Act, which non-compliance continues for more than thirty days, the Company’s Common Stock no longer being quoted on the OTC BB or listed or quoted on a national exchange, the Company will redeem the Convertible Debentures in an amount equal to 130% of Face Amount of the Convertible Debenture. “Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting equity of the Company; or (e) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations thereunder.

Warrants:

100% Warrant Coverage based on the number of shares issuable upon conversion of the Convertible Debentures at the initial Conversion Price. 50% of such number of Warrants shall have an exercise price equal to 150% of the Conversion Price (“Class A Exercise Price”) and 50% of such number of Warrants shall have an exercise price equal to 200% of the Conversion Price (“Class B Exercise Price” and together with the Class A Exercise Price, the “Exercise Price”). The Warrants shall have a five-year term and may be exercised at any time following the issuance thereof. The Exercise Price applicable to any unexercised Warrants shall be subject to standard adjustments for stock splits and other customary changes in capital structure, to full ratchet anti-dilution adjustments for issuances at less than the Exercise Price and to adjustments in the event the Exercise Price is adjusted under the re-set provisions set forth above. The Warrants may be exercised on a cashless basis beginning one year after the Closing Date if the Company fails to have a current prospectus available for immediate resale of the Conversion Shares and the Common Stock underlying the Warrants. Subject to 30 business days’ prior notice to the holders of the Warrants, and provided an effective registration statement is in effect covering the Common Stock underlying the Warrants, all, but not less than all, of the Warrants will be callable by the Company at $0.01 per share at any time after the closing price for the Company’s Common Stock exceeds 250% of the Conversion Price for any 20 consecutive trading days and average daily volume during the same period exceeds 200,000 shares per day.

Registration Rights:

The Company will prepare and file a registration statement on Form SB-2 or such other form as may be required or available (the “Registration Statement”) covering 150% of the Conversion Shares and the shares of Common Stock underlying the Warrants and Agent Warrants for resale (the “Underlying Securities”) within 30 days of the closing of the Offering (“Closing”). The Company will use its best efforts to have the Registration Statement declared effective by the SEC within 150 days of Closing. In the event that the Registration Statement is not filed within 30 days after the Closing or declared effective prior to 150 days after the Closing, or if at any time after the effectiveness, the Registration Statement is suspended (except during such periods as the Company has filed a post-effective amendment and is awaiting SEC clearance of same), the holders will be entitled to receive a payment equal to 1.5% of the Stated Value of their Convertible Debentures (payable in cash or Common Stock as mutually agreed to prior to Closing) for each 30 day period following the applicable filing and registration deadlines until such filing or effectiveness is achieved or resumed, subject to a maximum of nine months. No other shares of Common Stock of the Company may be included on such Registration Statement (other than the shares of Common Stock underlying the Agent Warrants). The Company shall pay all costs of registration.

Voting Rights:

The holders of Convertible Debentures shall be entitled to vote with the holders of Common Stock on an as-converted basis on all matters on which the holders of Common Stock are entitled to vote, except as otherwise required by applicable law.

Conditions to Closing:

The closing of the Offering shall be subject to subscriptions for the Minimum Amount being received in an escrow account established by the Placement Agent. There may be more than one closing. Each closing of the Offering shall be subject to satisfaction of the following conditions, among others: (i) the approval of the

Offering by the Company’s board of directors; (ii) the satisfactory completion of due diligence by the Placement Agent; (iii) the public entity the Company is merging with is current with all of its filings under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (iv) the delivery of certain lock-up agreements from the executive officers and directors of the Company as reasonably requested by the Placement Agent and Investors; and (v) the Company agreeing to implement an investor relations and aftermarket support program with an investor relations firm acceptable to Placement Agent and a budget of $300,000 over a twelve month period.

Sufficient Authorized Shares:

At all times throughout the life of the Convertible Debentures and the Warrants, the Company shall have sufficient amount of authorized and unissued common stock available in order to satisfy full conversion of the Convertible Debentures and Warrants. In case such amount of Common Stock is reasonably considered potentially insufficient, the Company shall call and hold a special proxy meeting to increase the number of authorized common stock. Management of the Company shall recommend to shareholders to vote in favor of increasing the number of authorized common stock. Management shall also vote all of its shares in favor of increasing the number of common shares authorized.

Protective Provisions:

The Convertible Debentures shall include a provision which states that for so long as the Convertible Debentures are outstanding, among other things, the Company shall not declare or pay any cash dividends.